Target Hospitality Reports Record Second Quarter 2022 Results Driven by Materially Expanded Government Services Demand

THE WOODLANDS, Texas, August 9, 2022 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the three months ended June 30, 2022.

Financial and Operational Highlights for the Second Quarter 2022

●	Record quarterly revenue of $109.6 million for the three months ended June 30, 2022, an increase of 46% from the same period in 2021
●	Net income of $22.9 million for the three months ended June 30, 2022, compared to net loss of $0.9 million for the same period in 2021
●	Basic and diluted income per share of $0.24 for the three months ended June 30, 2022
●	Record quarterly Adjusted EBITDA(1) of $56.1 million for the three months ended June 30, 2022, an increase of 76% from the same period in 2021
●	Significant financial flexibility with approximately $114 million in total available liquidity and a net leverage ratio of 2.3 times as of June 30, 2022
●	Executing on strategic diversification with approximately 68% of second quarter 2022 revenue derived from committed revenue contracts backed by the United States Government
●	Strong business momentum supporting sequential quarterly increases in customer demand across Target’s Hospitality and Facility Services (“HFS”) segments, driving an 18% increase from the second quarter of 2021
●	On July 6, 2022, announced a significantly expanded and enhanced government services contract (“Expanded Humanitarian Contract”), establishing a highly customized community capable of providing on-going critical hospitality solutions in support of domestic humanitarian aid missions
●	Including the Expanded Humanitarian Contract, approximately 73% of Target’s anticipated 2022 revenue will be derived from its Government segment

Executive Commentary

“Our record setting second quarter results are a direct reflection of Target’s intentional focus to expand the critical hospitality services it provides the United States Government in support of their domestic humanitarian aid missions.  These deliberate actions have transformed Target’s end market portfolio, while significantly increasing minimum revenue commitments that provide enhanced long-term revenue visibility and cash flows,” stated Brad Archer, President and Chief Executive Officer.

“This enhanced financial profile consists of approximately 75% of anticipated 2022 revenue having minimum revenue commitments, with 87% of minimum revenue commitments backed by the United States Government.  These fundamentals allow Target to continue supporting our premier customer’s dynamic labor allocation requirements, while simultaneously pursuing long-term value enhancing growth aspirations.  We believe this creates the ideal platform to continue accelerating value creation for our shareholders,” concluded Mr. Archer.

Financial Results

Second Quarter Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except per share amounts)	June 30, 2022	June 30, 2021
Revenue	$109,647	$74,986
Net income (loss)	$22,851	$(912)
Income (loss) per share – basic and diluted	$0.24	$(0.01)
Adjusted EBITDA	$56,122	$31,940
Average utilized beds	11,523	10,682
Utilization	78%	72%

Revenue for the three months ended June 30, 2022, was $109.6 million compared to $75.0 million for the same period in 2021. The increase in revenue was primarily driven by the Expanded Humanitarian Contract, which commenced May 16,

TH Q2 2022 Earnings Release

2022.   Net income for the three months ended June 30, 2022, was $22.9 million compared to a net loss of $0.9 million for the same period in 2021.

Adjusted EBITDA was $56.1 million for the three months ended June 30, 2022, compared to $31.9 million for the same period in 2021, a 76% increase.

Average utilized beds increased to 11,523 for the three months ended June 30, 2022. The increase in utilized beds was primarily driven by higher utilization in the Hospitality and Facilities Services – South and Midwest segments.

Capital Management

The Company had approximately $36.9 million of capital expenditures for the three months ended June 30, 2022. The increase in capital expenditures was primarily a result of the Expanded Humanitarian Contract, which required comprehensive infrastructure enhancements to create a highly customized campus capable of providing ongoing humanitarian support.

As of June 30, 2022, the Company had $9.7 million of cash and cash equivalents with approximately $114 million of total available liquidity and a net leverage ratio of 2.3 times.  The Company anticipates further meaningful improvement in its net leverage ratio by year end 2022.   Target’s enhanced balance sheet will allow the Company to continue evaluating a range of capital allocation initiatives focused on maximizing long-term shareholder value.

Business Update

Target’s strategically located network of communities continues to benefit from positive momentum in customer activity, supported by strong demand fundamentals.  These elements have supported consistent increases in customer activity across Target’s HFS segments, which have experienced an 18% increase in customer demand from the second quarter of 2021.  Target anticipates customer activity to continue improving throughout 2022 and is well positioned to benefit from this positive momentum across its premier network.

Additionally, Target has benefited from its deliberate actions to expand its critical hospitality service offerings to the United States Government.  As the Company announced, on July 6, 2022, it executed an Expanded Humanitarian Contract with its leading national nonprofit partner to provide comprehensive support services and highly customized infrastructure solutions for a community population of approximately 6,400 individuals.  With the execution of the Expanded Humanitarian Contract, which had an effective date of May 16, 2022, 68% of Target’s second quarter of 2022 revenue was derived from its Government segment supported by committed minimum revenue contracts.

These strong business fundamentals, and intentional focus on aligning Target’s premium service offerings with world-class customers, including the United States government, has meaningfully increased long-term revenue visibility and significantly high graded contract structure.  These attributes have supported approximately 99% of the Company’s anticipated 2022 revenue being contracted with approximately 75% of contracted revenue having minimum revenue commitments.

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Strategic Focus

The positive momentum and record setting results Target has experienced through 2022 are a direct reflection of Target’s strategic focus to broaden its end market portfolio through high quality contracts serving premier customers.  These deliberate actions have resulted in a materially enhanced financial profile, including increased long-term revenue visibility supported by committed minimum revenue contracts.  These elements, along with Target’s unmatched operating capabilities, create the optimal platform to continue pursuing a balanced portfolio of value enhancing strategic initiatives focused on expanding the Company’s long-term growth opportunities.

Target’s established and growing presence providing critical hospitality solutions across the government services end market creates a natural opportunity to expand its service offerings across federal agencies and geographies.  These broad reaching opportunities utilize key elements of Target’s existing core competencies, including construction and facilities management, offering attractive long-term growth pipelines.

In addition, Target is actively pursuing value enhancing opportunities focused on broadening the Company’s reach into adjacent end market applications.  The individual elements of Target’s existing core service offerings provide unique opportunities to broaden its commercial reach into adjacent business and industry applications.  These potential growth avenues are supported by Target’s strong national presence, superior operating capabilities and diverse core competencies, including building maintenance and food management.

Target’s enhanced financial profile, broad reaching, and diverse core competencies, create a unique platform to continue pursuing these highly economic growth initiatives, which it believes is the greatest opportunity to continue accelerating value creation.

Segment Results – Second Quarter 2022

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	June 30, 2022	June 30, 2021
Revenue	$74,915	$44,788
Adjusted gross profit	$50,699	$27,023

Revenue for the three months ended June 30, 2022, was $74.9 million compared to $44.8 million for the same period in 2021.  The increase in revenue is a result of the Expanded Humanitarian Contract, which commenced May 16, 2022, providing an initial minimum annual revenue contribution of approximately $390 million.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	June 30, 2022	June 30, 2021
Revenue	$32,620	$28,190
Adjusted gross profit	$13,967	$13,615
Average daily rate (ADR)	$73.96	$73.87
Average utilized beds	4,765	4,132
Utilization	71%	60%

Revenue for the three months ended June 30, 2022, was $32.6 million compared to $28.2 million for the same period in 2021. Revenue increased as a result of sustained momentum in customer activity and demand for Target’s premium hospitality services supported by strengthening economic fundamentals.

Average utilized beds increased to 4,765 for the three months ended June 30, 2022.  Target continues to benefit from increasing customer demand, as Target’s expansive network provides added value and superior flexibility in labor allocation while offering world-class service offerings.

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Hospitality & Facilities Services - Midwest

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	June 30, 2022	June 30, 2021
Revenue	$1,433	$730
Adjusted gross profit	$108	$(249)
Average daily rate (ADR)	$61.47	$67.55
Average utilized beds	250	116
Utilization	24%	11%

Revenue for the three months ended June 30, 2022, was $1.4 million compared to $0.7 million for the same period in 2021. The increase was attributable to continued modest improvement in customer demand in the region.

TCPL Keystone

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	June 30, 2022	June 30, 2021
Revenue	$—	$933
Adjusted gross profit	$—	$604

On July 23, 2021, the Company entered into a termination and settlement agreement with TC Energy, which terminated, the Company’s contract with TC Energy that was originated in 2013. The agreement released the Company from any outstanding work performance obligations under the 2013 contract (including all change orders, limited notices to proceed, and amendments).

No further revenue will be generated from the 2013 contract with TC Energy and as of June 30, 2022, there are no unrecognized deferred revenue amounts or costs related to this contract.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	June 30, 2022	June 30, 2021
Revenue	$679	$345
Adjusted gross profit	$(368)	$(16)

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended June 30, 2022, was $0.7 million compared to $0.3 million for the same period in 2021.

Conference Call

The Company has scheduled a conference call for August 9, 2022, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the second quarter 2022 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	9505091

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

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About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the duration of the COVID-19 pandemic or any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, government imposed mandates, contract and supply chain disruptions; operational, economic, including inflation, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business distributions including outbreaks of epidemic or pandemic disease; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Biden administration; federal government budgeting and appropriations; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems;  our ability to meet our debt service requirements and obligations; and risks related to Arrow Bidco’s obligations under the senior notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, EBITDA, and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA

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reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other (income) expense, net: Other (income) expense, net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment, involuntary asset conversion gains and losses, COVID-19 related expenses, and other immaterial non-cash charges.
●	Transaction expenses: Target Hospitality incurred certain transaction costs during 2021 and 2022, including legal and professional fees, associated with the previously announced non-binding proposal made by Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding shares of common stock of Target Hospitality not owned by Arrow or its affiliates for cash consideration of $1.50 per share in 2021. The non-binding proposal was withdrawn by Arrow on March 29, 2021.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted gross profit, EBITDA and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, EBITDA and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are

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frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

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Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Services income	$74,370	$53,648	$133,045	$86,585
Specialty rental income	35,277	20,827	56,937	32,448
Construction fee income	-	511	-	1,445
Total revenue	109,647	74,986	189,982	120,478
Costs:
Services	40,014	29,422	74,705	48,771
Specialty rental	5,227	4,587	10,156	6,829
Depreciation of specialty rental assets	11,861	13,908	24,661	26,348
Gross profit	52,545	27,069	80,460	38,530
Selling, general and administrative	11,103	11,677	22,862	23,009
Other depreciation and amortization	3,585	4,096	7,580	8,092
Other expense (income), net	24	444	(195)	690
Operating income	37,833	10,852	50,213	6,739
Interest expense, net	9,667	9,744	19,238	19,594
Change in fair value of warrant liabilities	(853)	2,080	374	2,720
Income (loss) before income tax	29,019	(972)	30,601	(15,575)
Income tax expense (benefit)	6,168	(60)	7,256	(1,523)
Net income (loss)	22,851	(912)	23,345	(14,052)
Other comprehensive income (loss)
Foreign currency translation	(47)	7	(65)	(12)
Comprehensive income (loss)	$22,804	$(905)	$23,280	$(14,064)

Weighted average number shares outstanding - basic and diluted	97,076,935	96,545,441	97,007,247	96,398,732

Net income (loss) per share - basic and diluted	$0.24	$(0.01)	$0.24	$(0.15)

TH Q2 2022 Earnings Release	Page 8 of 12

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	June 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$9,698	$23,406
Accounts receivable, less allowance for doubtful accounts	78,335	28,780
Other current assets	6,182	8,350
Total current assets	$94,215	$60,536

Specialty rental assets, net	290,651	291,792
Goodwill and Other intangibles, net	122,668	129,523
Other non-current assets	39,321	31,541
Total assets	$546,855	$513,392

Liabilities
Accounts payable	$25,254	$11,803
Deferred revenue and customer deposits	1,843	27,138
Other current liabilities	29,342	33,855
Total current liabilities	56,439	72,796

Long-term debt, net	332,226	330,212
Revolving credit facility	20,800	-
Warrant liabilities	1,974	1,600
Other non-current liabilities	10,888	11,513
Total liabilities	422,327	416,121

Stockholders' equity
Common stock and other stockholders' equity	87,439	83,527
Accumulated earnings	37,089	13,744
Total stockholders' equity	124,528	97,271
Total liabilities and stockholders' equity	$546,855	$513,392

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Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Six Months Ended
	June 30,
	2022	2021

Cash and cash equivalents - beginning of period	$23,406	$6,979

Cash flows from operating activities
Net income (loss)	23,345	(14,052)
Adjustments:
Depreciation	25,386	27,119
Amortization of intangible assets	6,855	7,321
Other non-cash items	14,740	6,024
Changes in operating assets and liabilities	(73,693)	33,029
Net cash provided by (used in) operating activities	$(3,367)	$59,441

Cash flows from investing activities
Purchases of specialty rental assets	(15,424)	(14,107)
Other investing activities	(15,340)	(104)
Net cash used in investing activities	$(30,764)	$(14,211)

Cash flows from financing activities
Other financing activities	20,426	(45,775)
Net cash provided by (used in) financing activities	$20,426	$(45,775)

Effect of exchange rate changes on cash and cash equivalents	(3)	33

Change in cash and cash equivalents	(13,708)	(512)

Cash and cash equivalents - end of period	$9,698	$6,467

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Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Total Revenue	$109,647	$74,986	$189,982	$120,478

Gross Profit	$52,545	$27,069	$80,460	$38,530

Adjustments:
Depreciation of specialty rental assets	11,861	13,908	24,661	26,348
Adjusted gross profit	$64,406	$40,977	$105,121	$64,878

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Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Total Revenue	$109,647	$74,986	$189,982	$120,478

Net income (loss)	$22,851	$(912)	$23,345	$(14,052)
Income tax expense (benefit)	6,168	(60)	7,256	(1,523)
Interest expense, net	9,667	9,744	19,238	19,594
Other depreciation and amortization	3,585	4,096	7,580	8,092
Depreciation of specialty rental assets	11,861	13,908	24,661	26,348
EBITDA	$54,132	$26,776	$82,080	$38,459

Adjustments
Other expense (income), net	24	444	(195)	689
Transaction expenses	57	332	57	1,149
Stock-based compensation	1,813	1,436	5,150	2,235
Change in fair value of warrant liabilities	(853)	2,080	374	2,720
Other adjustments	949	872	2,039	2,649
Adjusted EBITDA	$56,122	$31,940	$89,505	$47,901

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